EXHIBIT 5.1

                       Letterhead of Andrews Kurth LLP
                         1717 Main Street, Suite 3700
                             Dallas, Texas 75201

                              February 23, 2005


 American HealthChoice, Inc.
 2221 Justin Road
 Suite 119-154
 Flower Mound, Texas 75028

      Re: Form S-8 Registration Statement relating to the registration of 5,000,000 shares of common stock, $.001 par value of American HealthChoice, Inc. pursuant to the 2005 Stock Option Plan

 Gentlemen:

      We have acted as special New York counsel for American HealthChoice, Inc., a New York corporation (the "Company"), in connection with a Registration Statement Form S-8 filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement"), which registers 5,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), to be issued pursuant to the Company's 2005 Stock Option Plan (the "Plan"). In that capacity, we have reviewed the charter and by-laws of the Company, the Registration Statement, the corporate action (the "Resolutions") taken by the Board of Directors of the Company that authorized the Agreement and provides for the issuance of 5,000,000 shares of Common Stock pursuant thereto, a Certificate of the Chairman of the Company dated the date hereof as to certain factual matters and such other materials and matters as we have deemed necessary to the issuance of this opinion.

      In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conforming with originals of all documents submitted to us as copies (and the authenticity of the originals of such copes) and that all public records reviewed are accurate and complete. We have also assumed that the Plan and each agreement issued or entered into under or in connection with the Plan is the legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms. As to certain factual matters, we have relied on the Certificate of the Chairman of the Company and have not independently verified the matters stated therein.

      Based upon the foregoing and having regard for such legal consideration as we deem relevant, we are of the opinion and so advise you that the Common Stock to be issued by the Company pursuant to the Plan has been duly and validly authorized and when issued and delivered upon receipt of consideration as contemplated in the Registration Statement and the Resolutions and in accordance with the Plan and each agreement issued or entered into under or in connection with the Plan, will be, validly issued, fully paid, and non-assessable.

      The opinion herein is limited to the Business Corporation Law of the State of New York and we express no opinion as to the laws of any other jurisdiction. This opinion is solely for the benefit of the addressee hereof, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any person or entity. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement. This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.

                                    Very truly yours,

                                    /s/  Andrews Kurth LLP